Exhibit 10.2

2013 Bonus Plan

Purpose:

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Medivation, Inc. (the “Company”) has established the terms of the 2013 Bonus Plan (the “Plan”) to compensate the executive officers of the Company for the level of achievement of corporate performance objectives set forth by the Compensation Committee for 2013, as well as the executive officers’ contributions toward the achievement of those performance objectives.

Determination of 2013 Cash Bonuses:

Target bonuses for the Company’s named executive officers under the Plan will range from 60% to 100% of such executive’s 2013 base salary. The amount of cash bonuses, if any, for each named executive officer will be based on the named executive officer and the Company meeting the 2013 corporate performance objectives approved by the Compensation Committee, which include objectives relating to clinical trials, regulatory activities and commercial sales of the Company’s approved product. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met. The target bonuses for the Company’s named executive officers for 2013 are as follows:

Executive Officer	Target Bonus (as percent of 2013 Base Salary)
David Hung, M.D. President and Chief Executive Officer	100%
Cheryl Cohen Chief Commercial Officer	60%
C. Patrick Machado Chief Business Officer and Chief Financial Officer	60%
Lynn Seely, M.D. Chief Medical Officer	60%